Exhibit 5.1

September 13, 2024

INmune Bio, Inc.

980 North Federal Highway, Suite 110

Boca Raton, FL 33432

Re: Common Stock and Warrants registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to INmune Bio Inc., a Nevada corporation (the “Company”), in connection with the Securities Purchase Agreement, dated September 13, 2024 (the “SPA”) by and between the Company and the purchaser signatory’s thereto (“Purchaser”) relating to the sale by the Company to the Purchaser of 2,341,260 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share and warrants (“Warrants”) to purchase 2,341,260 shares of the Company’s common stock upon exercise of the Warrants (the “Warrant Shares”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1. Certificate of Incorporation of the Company, as amended;

2. Bylaws of the Company, as amended;

3. Form of SPA;

4. Form of Warrants to Purchase Shares of Common Stock

5. Registration Statement on Form S-3 (Registration No. 333-279036) as filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 1, 2024, as amended (as such registration statement became effective on August 7, 2024, the “Registration Statement”) pursuant to the Securities Act;

6. The prospectus supplement filed with the Commission dated September 16, 2024, pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”), together with the base prospectus dated May 1, 2024, and

7. Written consent of the Board of Directors of the Company approving the SPA and form of Warrant to purchase shares of Common Stock.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

The opinion expressed below is limited to the federal securities laws of the United States of America and the corporate laws of the State of Nevada and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

With respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or adjustments to outstanding securities, including the Warrants, of the Company may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.

Based upon and subject to the foregoing, we are of the opinion that:

(iii) The Shares have been duly authorized for issuance and sale and, when issued and paid for as described in the Registration Statement, will be validly issued and fully paid and non-assessable;

(ii) The Warrants have been duly authorized for issuance by the Company; and

(iii) The Warrant Shares have been duly authorized for issuance by the Company and, when issued and delivered by the Company against payment therefor, upon exercise of the Warrants, in accordance with the terms therein and the terms of the Warrants, will be validly issued, fully-paid and non-assessable. when the Shares have been delivered pursuant to and as contemplated by the SPA, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

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